Exhibit 10.23

REINSTATEMENT AND FOURTH AMENDMENT TO AGREEMENT
FOR PURCHASE AND SALE OF REAL PROPERTY
THIS FOURTH AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this Amendment") is made to be effective as of December 1, 2016, by and between ARC DB5PROP001, LLC, a Delaware limited liability company and, its sole member, AMERICAN FINANCE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (collectively "Seller"), and CAPITAL COMMERCIAL INVESTMENTS, INC., a Texas corporation ("Buyer"), (Seller and Buyer sometimes collectively referred to herein as the "Parties").
Recitals
A.The Parties entered into that certain Agreement for Purchase and Sale of Real Property (the
"Original Agreement"), with an effective date of October 11, 2016, pursuant to which Buyer agreed to purchase from Seller the real property located at 1300, 1350, and 1400 American Boulevard, Hopewell Township, NJ, such real property being more particularly described therein (the "Property"). The Original Agreement was amended by First Amendment to Agreement for Purchase and Sale of Real Property dated November 10, 2016 (the "First Amendment"), Second Amendment to Agreement for Purchase and Sale of Real Property dated November 18, 2016 (the "Second Amendment") and Third Amendment to Agreement for Purchase and Sale of Real Property dated November 23, 2016 (the "Third Amendment"). The Original Agreement, as amended by the First Amendment, Second Amendment and Third Amendment, is hereinafter referred to as the "Agreement".
B.By letter dated December 1, 2016, Buyer notified Seller it elected to terminate the Agreement in accordance with the terms of the Agreement.
C.Seller and Buyer desire to reinstate and further amend the Agreement as hereinafter set forth.
Amendment
For and in consideration of the premises and the mutual covenants and agreements hereinafter made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Agreement as follows:
1.Reinstatement. Buyer and Seller hereby reinstate the Agreement, subject however, to the terms and conditions of this Amendment.
2.Due Diligence Period. Seller and Buyer agree the Due Diligence Period and Buyer's right to terminate referenced in Section 6(b) of the Agreement has expired and Buyer has no further right to terminate the Contract in accordance with Section 6(b). Buyer agrees and acknowledges that ONE MILLION and NO/100 DOLLARS ($1,000,000.00) of the Earnest Money shall be deemed non-refundable in all events, excluding a Seller default. The remaining TWO MILLION and NO/100 DOLLARS ($2,000,000.00) of the Earnest Money shall be deemed non-refundable, except in the event for the failure of Minimum Financing Requirements as set forth below, or as otherwise may be expressly provided for in the Agreement. The entirety of the Earnest Money shall remain applicable to the Purchase Price.
3.Financing Contingency. Notwithstanding the foregoing, Buyer's obligation to acquire the
Property in accordance with the terms of the Agreement are contingent upon Buyer obtaining third party loan(s) secured by the Property in the amount of $95,000,000, for not less than five (5) years with the initial interest rate not to exceed 5% per annum, with interest only payments for the first two (2) years and on such other terms and conditions which are reasonably acceptable to Buyer ("Minimum Financing Requirements").

In the event that Buyer is not able to secure the Minimum Financing Requirements by 5:00 PM CST December 13, 2016, Buyer shall have the right to terminate this Agreement upon written notice to Seller, upon which termination TWO MILLION and NO/100 DOLLARS ($2,000,000.00) of the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.
4.Closing Date. The definition of "Closing" in Section 1(b) of the Agreement is amended to read as follows:
"Closing" shall mean the consummation of the transaction contemplated herein, which shall occur, subject to any applicable extension periods set forth in this Agreement (including the 30-day extension set forth in Section 10), on December 30, 2016, unless the Buyer elects to close earlier by providing written notice thereof to Seller. The date of Closing is sometimes hereinafter referred to as the "Closing Date." Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Escrow Agent prior to the date of Closing."
5.Closing Extension. In accordance with Section 10 of the Agreement, Buyer shall have a onetime option to extend the Closing Date to January 31, 2017 by delivering to Escrow Agent an additional TWO MILLION and NO/100 DOLLARS ($2,000,000.00) ("Extension Earnest Money"); provided, however, Buyer shall not be required to provide any additional advance notice. The Extension Earnest Money shall become part the Earnest Money and shall be deemed non-refundable except as otherwise set forth in this Agreement. The Closing shall be held through the mail by delivery of the closing documents to the Escrow Agent on or prior to the Closing or such other place or manner as the parties hereto.
6.Miscellaneous.
a.All terms and conditions of the Agreement not expressly modified by this Amendment shall remain in full force and effect, and, in the event of any inconsistencies between this Amendment and the terms of the Agreement, the terms set forth in this Amendment shall govern and control. Except as expressly amended hereby, the Agreement shall remain in full force and effect as of the date thereof. Unless specifically defined herein or the context requires otherwise, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement.
b.This Amendment may be executed in one or more counterparts which shall be construed together as one document. For purposes of the execution hereof, signatures delivered by facsimile transmission or by electronic mail (e.g. email) may be treated as originals.
c.This Amendment shall be binding upon and shall inure to the benefit of each of the
Parties and their respective successors and assigns.
[signature page to follow]

EXECUTED as of the date first written above.

SELLER:
ARC DB5PROP001, LLC, a Delaware limited liability company
By: American Finance Operating Partnership, L.P., a Delaware limited partnership, its sole member
By: American Finance Trust, Inc., a Maryland Corporation, its general partner

By:  /s/ Jesse C. Galloway
   Name: Jesse C. Galloway
   Title: Authorized Signatory

BUYER: CAPITAL COMMERCIAL INVESTMENTS, INC., a Texas corporation By: /s/ Paul D. Agarwal Name: Paul D. Agarwal Title: President

AMERICAN FINANCE OPERATING
PARTNERSHIP, L.P., a Delaware limited
partnership

By: American Finance Trust, Inc.,
a Maryland Corporation, its general partner

By: /s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory